Exhibit 10.N(2)

AMENDMENT TO THE

INCENTIVE COMPENSATION PLAN OF

ALCOA INC.

1.	The following new Article VII – Claims and Appeals is added:

ARTICLE VII – CLAIMS AND APPEALS

SECTION 1. Denied Claims and Appeals. If a claim by an Eligible Employee is denied, in whole or in part the Eligible Employee, or his or her representative will receive written notice from the plan administrator. This notice will include the reasons for denial, the specific plan provision involved, an explanation of how claims are reviewed, the procedure for requesting a review of the denied claim, and a description of the information that must be submitted with the appeal. The Eligible Employee, or his or her representative, may file a written appeal for review of a denied claim to the Committee. The process and the time frames for the determination claims and appeals are as follows:

(a) The plan administrator reviews initial claim and makes determination within 90 days of the date the claim is received.

(b) The plan administrator may extend the above 90-day period an additional 90 days if required due to special circumstances beyond control of plan administrator.

(c) The Eligible Employee, or his or her representative, may submit an appeal of a denied claim within 60 days of receipt of the denial.

(d) The plan administrator reviews and makes a determination on the appeal within 60 days of the date the appeal was received.

(e) The plan administrator may extend the above 60-day period an additional 60 days if required by special circumstances beyond the control of the plan administrator.

SECTION 2. Extension of Period to Determine Initial Claims or Appeals. In the case where the plan administrator requires an extension of the period to provide a determination on an initial claim or an appeal, the Plan will notify the Eligible Employee, or their representative, prior to the expiration of the initial determination period. The notification will describe the circumstances requiring the extension and the date a determination is expected to be made. If additional information is required from the Eligible Employee, the determination period will be suspended until the earlier of i) the date the information is received by the plan administrator or ii) 45 days from the date the information was requested.

SECTION 3. Exhaustion of Plan Remedies. Eligible Employees, or their representative, who having received an adverse appeal determination and thereby exhausted the remedies provided under the this Plan, proceed to file suit in state or federal court, must file such suit within 180 days from the date of the adverse appeal determination notice.

2.	In all other respects, the Plan is ratified and confirmed.

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